                                                                    EXHIBIT 99.1

                           STOCK PURCHASE AGREEMENT


                                    between


                   ORIENT SEMICONDUCTOR ELECTRONICS, LIMITED

                                      and


                    INTEGRATED PACKAGING ASSEMBLY CORPORATION


                            Dated December 26, 2000

                               Table Of Contents

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ARTICLE 1 Definitions............................................................................     1

         1.1      "Applicable Contract"..........................................................     1

         1.2      "Breach".......................................................................     1

         1.3      "Buyer"........................................................................     1

         1.4      "Closing"......................................................................     2

         1.5      "Closing Date".................................................................     2

         1.6      "Company"......................................................................     2

         1.7      "Consent"......................................................................     2

         1.8      "Contemplated Transactions"....................................................     2

         1.9      "Contract".....................................................................     2

         1.10     "Damages"......................................................................     2

         1.11     "Encumbrance"..................................................................     2

         1.12     "Exchange Act".................................................................     2

         1.13     "GAAP".........................................................................     2

         1.14     "Governmental Authorization"...................................................     2

         1.15     "Governmental Body"............................................................     2

         1.16     "Legal Requirement"............................................................     2

         1.17     "Order"........................................................................     3

         1.18     "Ordinary Course of Business"..................................................     3

         1.19     "Person".......................................................................     3

         1.20     "Proceeding"...................................................................     3

         1.21     "Related Person"...............................................................     3

         1.22     "Representative"...............................................................     3

         1.23     "Securities Act"...............................................................     3

         1.25     "Series B Preferred Shares"....................................................     3

         1.26     "Subsidiary"...................................................................     3

         1.27     "Tax"..........................................................................     4

         1.28     "Tax Return"...................................................................     4

ARTICLE 2 Sale And Transfer Of Series B Preferred Shares; Closing................................     4

         2.1      Series B Preferred Shares......................................................     4
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                                      i.
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                               Table Of Contents
                                  (continued)
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         2.2      Purchase Price.................................................................     4

         2.3      Closing........................................................................     4

         2.4      Pre-Closing Obligations........................................................     4

         2.5      Closing Obligations............................................................     4

ARTICLE 3 Representations And Warranties Of The Company..........................................     5

         3.1      Organization and Good Standing.................................................     5

         3.2      Authority; No Conflict.........................................................     5

         3.3      Capitalization.................................................................     6

         3.4      SEC Filings; Financial Statements..............................................     7

         3.5      Books and Records..............................................................     8

         3.6      No Undisclosed Liabilities.....................................................     8

         3.7      Taxes..........................................................................     8

         3.8      No Material Adverse Change.....................................................     9

         3.9      Compliance With Legal Requirements; Governmental Authorizations................     9

         3.10     Legal Proceedings; Orders......................................................     9

         3.11     Intellectual Property..........................................................    10

         3.12     Disclosure.....................................................................    10

         3.13     Brokers or Finders.............................................................    10

ARTICLE 4 Representations And Warranties Of Buyer................................................    10

         4.1      Investment Purpose.............................................................    10

         4.2      Reliance on Exemptions.........................................................    10

         4.3      Information....................................................................    11

         4.4      Transfer or Resale.............................................................    11

         4.5      Legend.........................................................................    11

         4.6      Authorization; Enforcement.....................................................    11

         4.7      Brokers or Finders.............................................................    12

         4.8      Accredited Investor............................................................    12

ARTICLE 5 Indemnification; Remedies..............................................................    12

         5.1      Survival; Right to Indemnification Not Affected By Knowledge...................    12

         5.2      Indemnification and Payment of Damages by The Company..........................    12
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                                      ii.
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                              Table Of Contents
                                  (continued)
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         5.3      [Reserved.]....................................................................    13

         5.4      Limitations on Amount; Time Limitations........................................    13

         5.5      Procedure for Indemnification -- Third Party Claims............................    13

         5.6      Procedure For Indemnification -- Other Claims..................................    14

         5.7      Indemnification of Officers and Directors......................................    14

ARTICLE 6 General Provisions.....................................................................    15

         6.1      Expenses.......................................................................    15

         6.2      Notices........................................................................    15

         6.3      Further Assurances.............................................................    16

         6.4      Waiver.........................................................................    16

         6.5      Entire Agreement and Modification..............................................    17

         6.6      Company Disclosure Schedule....................................................    17

         6.7      Assignments, Successors, and No Third-Party Rights.............................    17

         6.8      Severability...................................................................    18

         6.9      Section Headings, Construction.................................................    18

         6.10     Survival.......................................................................    18

         6.11     Time of Essence................................................................    18

         6.12     Governing Law..................................................................    18

         6.13     Counterparts...................................................................    18

                                     iii.

                                                                    Exhibit 99.1

                           STOCK PURCHASE AGREEMENT

     Stock Purchase Agreement (the "Agreement"), dated as of December 26, 2000 by and between Integrated Packaging Assembly Corporation, a Delaware corporation, with headquarters located at 2221 Old Oakland Road, San Jose, California 95131 (the "Company"), and Orient Semiconductor Electronics, Limited, with headquarters located 16 East 3 RD. N.E.P.Z. Kaohsiung 81120, Taiwan, ROC (the "Buyer").

                                   Whereas:

     A. The Board of Directors of the Company has authorized the following new series of its Preferred Stock, $0.001 par value (the "Preferred Stock"): the Company's Series B Convertible Preferred Stock (the "Series B Preferred Shares"), which shall be convertible into shares of the Company's Common Stock, $0.001 par value (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Company's Certificate of Designation of Series B Convertible Preferred Stock, substantially in the form attached hereto as Exhibit A (the "Certificate of Designation").

     B. The Buyer wishes to purchase, upon the terms and conditions stated in this Agreement, Three Million Twenty Three Thousand Two Hundred Twenty Five (3,023,225) shares of Series B Preferred Shares.

     Now Therefore, the Company and the Buyer hereby agree as follows:

                                   ARTICLE 1

                                  Definitions.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     1.1 "Applicable Contract" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     1.2 "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     1.3 "Buyer" -- as defined in the first paragraph of this Agreement.

                                       1.

     1.4  "Closing" -- as defined in Section 2.3.

     1.5 "Closing Date" -- the date and time as of which the Closing actually takes place.

     1.6  "Company" -- as defined in the first paragraph of this Agreement.

     1.7 "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     1.8 "Contemplated Transactions" -- all of the transactions contemplated by this Agreement.

     1.9 "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.10 "Damages" -- as defined in Section 5.2.

     1.11 "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     1.12 "Exchange Act" -- Securities and Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.


     1.13 "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

     1.14 "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     1.15 "Governmental Body" -- any:

          (a) federal, state, local, municipal, foreign, or other government;

          (b) governmental or quasi-governmental authority (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (c) multi-national organization or body; or

          (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

     1.16 "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

                                       2.

     1.17 "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     1.18 "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     1.19 "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     1.20 "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.21 "Related Person" With respect to a specified Person:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified
Person;

          (c) each Person that serves as a director or officer of such specified Person; and

          (d) any immediate family member of any individual described in clause
(a), (b) or (c).

     "Material Interest" means beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

     1.22 "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     1.23 "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.24 "SEC" -- Securities and Exchange Commission.

     1.25 "Series B Preferred Shares" -- as defined in the Recitals of this Agreement.

     1.26 "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that

                                       3.

corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     1.27 "Tax" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     1.28 "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                   ARTICLE 2

           Sale And Transfer Of Series B Preferred Shares; Closing.

     2.1 Series B Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company will sell and transfer the Series B Preferred Shares to Buyer, and Buyer will purchase the Series B Preferred Shares from the Company.

     2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Series B Preferred Shares will be U.S.$6,000,000.00

     2.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Cooley Godward LLP at 3175 Hanover Street, Real, Palo Alto, CA 94304, at 4:30 p.m. (local time) on December 26, 2000.

     2.4 Pre-Closing Obligations: Prior to the Closing, the Company will have filed the Certificate of Designation with the Secretary of State of the State of Delaware.

     2.5  Closing Obligations. At the Closing:

          (a) The Company will deliver to Buyer:

              (i) a duly executed certificate representing the Series B Preferred Shares; and

              (ii) a certificate executed by the Secretary of the Company attaching thereto copies of the Certificate of Designation and the Company's Certificate of Incorporation,

                                       4.

as amended to date, each certified by the Secretary of State of the State of Delaware, the Company's Bylaws and resolutions of the Company's Board of Directors approving the Contemplated Transactions.

         (b) Buyer will deliver to the Company the Purchase Price by bank cashier's or certified check payable to the order of the Company or by wire transfer to an account specified by the Company.

         (c) Buyer will have received an opinion of Wilson Sonsini Goodrich & Rosati, a professional corporation, counsel of the Company, dated as of the Closing Date, substantially to the effect of Exhibit B.

                                   ARTICLE 3

                 Representations And Warranties Of The Company.

     Except as set forth in the disclosure schedule delivered to Buyer on the date of this Agreement and signed by the President of the Company (the "Company Disclosure Schedule"), the Company represents and warrants to Buyer as follows:

     3.1 Organization and Good Standing.

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. As of the date of this Agreement, Part 3.1 of the Company Disclosure Schedule sets forth a list of all of the Company's Subsidiaries. The Company and each of the Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. As of the date of this Agreement, other than the Subsidiaries, neither the Company nor any of the Subsidiaries owns or holds, directly or indirectly, any debt or equity securities of, or has any other interest in, any corporation, partnership, joint venture or other entity, and neither the Company nor any of the Subsidiaries has entered into any agreement to acquire any such interest.

          (b) The Company has delivered to Buyer copies of its Certificate of Incorporation and Bylaws, as currently in effect.

     3.2 Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform the obligations under this Agreement.

                                       5.

          (b) Except as set forth in Part 3.2 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

               (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;

               (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

               (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

               (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     Except as set forth in Part 3.2 of the Company Disclosure Schedule, the Company is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3  Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of: 200,000,000 shares of Company Common Stock of which, as of November 30, 2000, 56,369,400 shares are issued and outstanding; and 10,000,000 shares of preferred stock, $0.001 par value, of which, as of the date hereof, 3,000,000 shares are designated as Series A Convertible Preferred Stock ("Series A Preferred Shares"), 3,000,000 of which are issued and outstanding, and 3,023,225 shares are designated as Series B Convertible Preferred Stock, none of which are issued and outstanding. The issued and outstanding Series A

                                       6.

Preferred Shares are, in the aggregate, convertible into 41,246,312 shares of Common Stock. All the issued and outstanding shares of Company Common Stock and Preferred Stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with state and federal securities laws. Immediately prior to the Closing, the Company has outstanding options to purchase a total of 11,110,166 shares of Company Common Stock (the "Company Options") pursuant to the Company's stock option plans and agreements, and outstanding warrants to purchase a total of 2,331,400 shares of Company Common Stock (the "Company Warrants"). The Company Disclosure Schedule sets forth, immediately prior to the Closing, with respect to the Company Warrants, the number of shares of Common Stock issuable upon exercise, the exercise price per share and the expiration date of each Company Warrant. Except as set forth above, immediately prior to the Closing, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company or any of its subsidiaries, or obligating the Company or any other party to issue, transfer or sell any shares of the capital stock or other securities of the Company or any of its subsidiaries, and (iii) there are no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of the Company or any of its subsidiaries or any successor corporation or controlling person of such successor corporation.

          (b) The Series B Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designation. The Conversion Shares issuable upon conversion of the Series B Preferred Shares will have been duly authorized and reserved for issuance and upon conversion or exercise in accordance with the Certificate of Designations will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

          (c) All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are free and clear of any liens, claims or encumbrances.

     3.4  SEC Filings; Financial Statements.

          (a) The Company has delivered to Buyer (or Buyer has otherwise obtained) a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after April 29, 1999 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by the Company with the SEC on or after April 29, 1999. The Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date

                                       7.

of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the sets of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the "Past Financial Statements") was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the quarterly unaudited interim financial statements included in the Past Financial Statements were or are subject to normal year-end audit adjustments which were not or are not expected to be material in amount.

          (c) The Company has previously furnished to Buyer a complete and accurate copy of any amendments or modifications that have not yet been filed with the SEC to agreements, documents or other instruments that have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5 Books and Records. The books of account, minute books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, as amended, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.

     3.6 No Undisclosed Liabilities. Except as set forth in Part 3.6 of the Company Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Past Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of the most recent of the Past Financial Statements (the "Past Financial Statement Date") which are not, either individually or in the aggregate, material in amount.

     3.7 Taxes. The Company has filed or caused to be filed (on a timely basis since April 29, 1999) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Part 3.7 of the Company Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Past Financial Statements.

                                       8.

     3.8 No Material Adverse Change. Since the Past Financial Statement Date, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.9 Compliance With Legal Requirements; Governmental Authorizations. Except as set forth in Part 3.9 of the Company Disclosure Schedule:

          (a) the Company is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets where noncompliance, either individually or in the aggregate, has had or would have a material adverse effect on the Company, its assets or business;

          (b) the Company has not received, at any time since April 29, 1999, any notice or other communication (whether written or, to the knowledge of the Company's current officers, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (c) the Company is in compliance with all of the terms and requirements of each Governmental Authorization of the Company where noncompliance, either individually or in the aggregate, has had or would have a material adverse effect on the Company, its assets or business.

     3.10 Legal Proceedings; Orders.

          (a) Except as set forth in Part 3.10 of the Company Disclosure Schedule, there is no pending Proceeding:

               (i)   that has been commenced by or against the Company; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

          To the knowledge of the Company, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.10 of the Company Disclosure Schedule.

          (b) Except as set forth in Part 3.10 of the Company Disclosure Schedule, there is no Order to which the Companies, or any of the assets owned or used by the Company, is subject.

                                       9.

     3.11 Intellectual Property.

          (a) The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others.

          (b) The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any reasonable basis therefor.

          (c) The Company is not aware that any of its officers or key employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as presently proposed to be conducted.

     3.12 Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule, taken as a whole, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.13 Brokers or Finders. The Company and its officers or agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through the Company as a result of the action of the Company or its officers or agents.

                                   ARTICLE 4

                   Representations And Warranties Of Buyer.

     Buyer represents and warrants to the Company as follows:

     4.1 Investment Purpose. Buyer (i) is acquiring the Series B Preferred Shares and (ii) upon conversion of the Series B Preferred Shares, will acquire the Conversion Shares then issuable, for its own account for investment only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

     4.2 Reliance on Exemptions. Buyer understands that the Series B Preferred Shares and the Conversion Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Series B Preferred Shares and the Conversion Shares.

                                      10.

     4.3 Information. Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Series B Preferred Shares and the Conversion Shares which have been requested by Buyer. Buyer and its advisors have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by Buyer or its advisors, if any, or its representatives shall modify, amend or affect Buyer's right to rely on the Company's representations and warranties contained in
Article 3 above.

     4.4 Transfer or Resale. Buyer understands that (i) the Series B Preferred Shares and the Conversion Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Buyer provides the Company with reasonable assurance that such securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto); (ii) any sale of such securities made in reliance on Rule 144 promulgated under the Securities Act (or a successor rule thereto) ("Rule 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     4.5 Legend. Buyer understands that the certificates or other instruments representing the Series B Preferred Shares and, until such time as the sale of the Conversion Shares have been registered under the Securities Act, the stock certificates representing the Conversion Shares, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

     4.6 Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, subject as to enforceability to general

                                      11.

principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

     4.7 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Company harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     4.8 Accredited Investor. Buyer is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

                                   ARTICLE 5

                          Indemnification; Remedies.

     5.1 Survival; Right to Indemnification Not Affected By Knowledge. Subject to Section 5.4 hereof, all representations, warranties, covenants, and obligations in this Agreement, the Company Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     5.2 Indemnification and Payment of Damages by The Company. The Company will indemnify and hold harmless Buyer and its respective Representatives, stockholders, and Related Persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, or any other certificate or document delivered by the Company pursuant to this Agreement;

          (b) any Breach by the Company of any covenant or obligation of the Company in this Agreement;

          (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any

                                      12.

such Person with the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

          (d) any claim by any Person or any Proceeding instituted against the Company, its Representatives, stockholders or Related Persons or any Indemnified Person in connection with the consummation of any of the Contemplated Transactions.

     The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     The Company acknowledges and agrees that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or Breach of any representation, warranty, covenant or obligation by the Company, then Buyer shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or Breach.

     5.3  [Reserved.]

     5.4  Limitations on Amount; Time Limitations.

          (a) The Company will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of
Section 5.2 until the total of all Damages with respect to such matters exceeds $102,000, and then the Company will be liable for the entire amount of such Damages (starting from the first dollar of such Damages). However, this Section
5.4 will not apply to any fraud or intentional Breach by the Company of any covenant or obligation, and the Company will be liable for all Damages with respect to such Breaches.

          (b) The Company will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3 and 3.7, unless on or before December 26, 2001 Buyer notifies the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known to Buyer. A claim with respect to
Section 3.3 or 3.7 or a claim for indemnification or reimbursement not based upon any representation or warranty or covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time.

     5.5 Procedure for Indemnification -- Third Party Claims.

          (a) Promptly after receipt by an Indemnified Person under Section 5.2 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against the Company under such Section, give notice to the Company of the commencement of such claim, but the failure to notify the Company will not relieve the Company of any liability that it may have to any Indemnified Person, except to the extent that the Company demonstrates that the defense of such action is prejudiced by the Indemnifying Person's failure to give such notice.

                                      13.

          (b) If any Proceeding referred to in Section 5.5(a) is brought against an Indemnified Person and it gives notice to the Company of the commencement of such Proceeding, the Company will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Company is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnified Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Company to the Indemnified Person of its election to assume the defense of such Proceeding, the Company will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Company assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Company without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Company; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Company of the commencement of any Proceeding and the Company does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Company will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person. Any settlement or payment by the Company of any claim for indemnification hereunder shall be approved by a majority of the Company's directors who are not designated by the holder or holders of the Series A Preferred Shares pursuant to Section C.2.c.i.A of the Series A Certificate of Designation.

          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Company, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     5.6 Procedure For Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     5.7  Indemnification of Officers and Directors.

          (a) All rights to indemnification existing in favor of the directors and officers of the Company for acts and omissions occurring prior to the Closing, as provided in the

                                      14.

Company's Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said officers and directors (as in effect at the Closing), shall survive the Closing and shall be the obligation of and observed by the Company for a period of not less than six (6) years from and after the Closing.

          (b) From the Closing until the third anniversary of the Closing Date, the Company shall maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Closing, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Company may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Company shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of 125% of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy (the "Past Premium Amount"). In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds the Past Premium Amount by more than 125%, the Company shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 125% of the Past Premium Amount.

          (c) This Section 5.7 shall survive the Closing, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification as contemplated hereby and each such person's or entity's heirs and representatives, and shall be binding on all successors and assigns of the Company.

                                   ARTICLE 6

                              General Provisions.

     6.1 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

     6.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                                      15.

If to the Company:

         Integrated Packaging Assembly Corporation
         2221 Old Oakland Road
         San Jose, California 95131
         Telephone:  (408) 321-3600
         Facsimile:  (408) 321-0311
         Attention:  President

With a copy to:

         Wilson Sonsini Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, CA 94304-1050
         Telephone:  (650) 493-9300
         Facsimile:  (650) 493-6811
         Attention:  J. Robert Suffoletta, Jr.

If to Buyer:

         Orient Semiconductor Electronics, Limited
         16 East 3 RD. N.E.P.Z.
         Kaohsiung 81120
         Taiwan, ROC
         Telephone:  886-7-3613131
         Facsimile:  886-7-3632319
         Attention:  Edward Duh

With a copy to:

         Cooley Godward LLP
         3000 El Camino Real
         Five Palo Alto Square
         Palo Alto, California 94306
         Telephone:  (650) 843-5000
         Facsimile:  (650) 843-5048
         Attention:  Matthew W. Sonsini, Esq.

     Each party shall provide ten (10) days' prior written notice to the other party of any change in address or facsimile number.

     6.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     6.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power,

                                      16.

or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement; provided, however, that, with respect to the Company, no such waiver or renunciation shall be effective unless approved by a majority of the Company's directors who are not designated by the holder or holders of the Series A Preferred Shares pursuant to Section C.2.c.i.A of the Series A Certificate of Designation.

     6.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment; provided, however, that, with respect to the Company, no such amendment shall be effective unless approved by a majority of the Company's directors who are not designated by the holder or holders of the Series A Preferred Shares pursuant to Section C.2.c.i.A of the Series A Certificate of Designation.

     6.6  Company Disclosure Schedule.

          (a) The disclosures in the Company Disclosure Schedule, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     6.7 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other party, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as contemplated by Section 5.7 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are

                                      17.

for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     6.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     6.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     6.10 Survival. Subject to Section 5.4 hereof, the representations and warranties of the Company and Buyer contained in Articles 3 and 4 shall survive the Closing.

     6.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     6.12 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                      18.

     In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:                                     The Company:

Orient Semiconductor                       Integrated Packaging
Electronics, Limited                       Assembly Corporation

By: /s/ Calvin Lee                         By:/s/ Edmond Tseng
    ------------------------------            -------------------------------

Name:  Calvin Lee                          Name: Edmond Tseng
       ---------------------------               ----------------------------

Its: President                             Its: President and CEO
     -----------------------------              -----------------------------

                                      19.